Exhibit 99.1

PHILADELPHIA, August 28, 2007 — FMC Corporation (NYSE: FMC) today announced that it had executed a new unsecured credit agreement with a group of lenders providing for extensions of credit in the aggregate principal amount of $600 million with the option to increase the facility to $1 billion. The new credit agreement will have a five-year term with the option to extend for up to two additional years. The agreement replaces an existing $600 million unsecured credit agreement entered into in June of 2005 and provides for improved pricing and other terms.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2006 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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